Filed Pursuant to Rule 433

Registration No. 333-223208

February 11, 2019

FREE WRITING PROSPECTUS

(To Prospectus dated February 26, 2018,

Prospectus Supplement dated February 26, 2018

Equity Index Underlying Supplement dated February 26, 2018, and

ETF Underlying Supplement dated February 26, 2018)

Linked to a basket consisting of the S&P 500® Index │EURO STOXX 50® Index │iShares® MSCI Emerging Markets ETF

►	On the Final Valuation Date, the weightings of 60%, 30% and 10% will be allocated to the best, second best, and lowest performing Reference Asset Component, respectively

►	At least 1.05x (to be determined on the Pricing Date) exposure to any positive Allocated Return, subject to a maximum return of 60.00%

►	Protection from the first -20% of any negative Allocated Return, with 1x exposure to any negative Allocated Return beyond the Buffer Percentage of -20%

►	Approximately a 5 year and 6 month maturity

►	All payments on the notes are subject to the credit risk of HSBC USA Inc.

The Performance Allocator Notes (each a “Note” and collectively the “Notes") offered hereunder will not be listed on any U.S. securities exchange or automated quotation system. The Notes will not bear interest.

Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the Notes or passed upon the accuracy or the adequacy of this document, the accompanying prospectus, prospectus supplement or underlying supplements. Any representation to the contrary is a criminal offense. We have appointed HSBC Securities (USA) Inc., an affiliate of ours, as the agent for the sale of the Notes. HSBC Securities (USA) Inc. will purchase the Notes from us for distribution to other registered broker-dealers or will offer the Notes directly to investors. In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, the pricing supplement to which this free writing prospectus relates is being used in a market-making transaction. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

Investment in the Notes involves certain risks. You should refer to “Risk Factors” beginning on page FWP-9 of this document, page S-1 of the accompanying prospectus supplement and either page S-1 of the accompanying Equity Index Underlying Supplement or page S-1 of the accompanying ETF Underlying Supplement, as applicable.

The Estimated Initial Value of the Notes on the Pricing Date is expected to be between $925.00 and $955.00 per Note, for each of the Notes, which will be less than the price to public. The market value of the Notes at any time will reflect many factors and cannot be predicted with accuracy. See “Estimated Initial Value” on page FWP-5 and “Risk Factors” beginning on page FWP-9 of this document for additional information.

	Price to Public	Underwriting Discount(1)	Proceeds to Issuer
Per Note	$1,000
Total

(1) HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.75% and structuring fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and structuring fees exceed 2.75% per $1,000 Principal Amount. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page FWP-18 of this free writing prospectus.

The Notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

Indicative Terms(1)

Principal Amount	$1,000 per Note
Term	Approximately 5 years and six months
Reference Asset	A basket consisting of the S&P 500® Index (Ticker: “SPX”), the EURO STOXX 50® Index (Ticker: “SX5E”) and the iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) (each, a “Reference Asset Component” and together, the “Reference Asset Components”)
Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Component Weightings:

On the Final Valuation Date, different weightings will be allocated to the Reference Asset Components based on their respective Component Return:

•  60% for the Reference Asset Component with the highest Component Return (the “Best Component Return”),

•  30% for the Reference Asset Component with the next highest Component Return (the “Second Best Component Return”), and

•  10% for the Reference Asset Component with the lowest Component Return (the “Lowest Component Return”).

Allocated Return	(Best Component Return × 60%) + (Second Best Component Return × 30%) + (Lowest Component Return × 10%)
Upside Participation Rate	At least 105% (1.05x) exposure to any positive Allocated Return*
Buffer Percentage	-20%
Maximum Cap	60.00%.
Payment at Maturity Per Note

If the Allocated Return is greater than zero, you will receive the lesser of:

a) $1,000 + ($1,000 × Allocated Return × Upside Participation Rate).

b) $1,000 + ($1,000 × Maximum Cap).

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage: $1,000 (zero return).

If the Allocated Return is less than the Buffer Percentage:

$1,000 + [$1,000 × (Allocated Return + 20%)].

If the Allocated Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 80%) of your investment.

Initial Component Value:	See page FWP-5
Final Component Value:	See page FWP-5
Pricing Date	February 15, 2019
Trade Date	February 15, 2019
Original Issue Date	February 21, 2019
Final Valuation Date(2)	August 16, 2024
Maturity Date(2)	August 21, 2024
CUSIP/ISIN	40435UGD0/US40435UGD00

The Securities

The Notes are designed for investors who seek exposure to the equity markets in the United States, Europe, and emerging markets, and who are uncertain as to which Reference Asset Component (the SPX, the SX5E or the EEM) will perform best over the term of the Notes. The advantage that the Notes provide is that the Component Weightings will be determined only after the performance of each Reference Asset Component over the term of the Notes is known. On the Final Valuation Date, the Notes will allocate a 60%, 30% and 10% weighting to the best, second best and lowest performing Reference Asset Component, respectively.

If the Allocated Return is positive on the Final Valuation Date, you will realize at least 105% (1.05x) of the Allocated Return, subject to a Maximum Cap of 60.00%. If the Allocated Return is negative on the Final Valuation Date, you will lose 1% of your investment for every 1% decline in the Reference Asset beyond the Buffer Percentage of -20%

(1)As more fully described starting on page FWP-4.

(2)Subject to adjustment as described under “Additional Terms of the Notes” in the accompanying Equity Index Underlying Supplement.

*To be determined on the Pricing Date and will not be less than 105%.

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Payoff Example

Example 1

All Component Returns are positive, but the Allocated Return multiplied by the Upside Participation Rate is subject to the Maximum Cap of 60.00%.

Reference Asset Component	Component Return	Component Weighting
SPX	40.00%	10%
SX5E	70.00%	60%
EEM	60.00%	30%
Allocated Return is: 64.00%
Calculated as: (50% × 60%) + (30% × 30%) + (10% × 10%)
Allocated Return × Upside Participation Rate = 67.20%
Return on the Notes: 60.00%

Example 2

Component Returns are mixed, and the Allocated Return is positive

Reference Asset Component	Component Return	Component Weighting
SPX	-5.00%	30%
SX5E	-25.00%	10%
EEM	10.00%	60%
Allocated Return is: 2.00%
Calculated as: (10% × 60%) + (-5% × 30%) + (-25% × 10%)
Allocated Return × Upside Participation Rate = 2.10%
Return on the Notes: 2.10%

Example 3

Component Returns are mixed, and the Allocated Return is negative but above the Buffer Percentage of -20.00%

Reference Asset Component	Component Return	Component Weighting
SPX	-15.00%	30%
SX5E	-25.00%	10%
EEM	10.00%	60%
Allocated Return is: -1.00%
Calculated as: (10% × 60%) + (-15% × 30%) + (10% × 10%)
Return on the Notes: 0.00%

Example 4

Component Returns are negative, and the Allocated Return is below the Buffer Percentage of -20.00%

Reference Asset Component	Component Return	Component Weighting
SPX	-25.00%	60%
SX5E	-20.00%	30%
EEM	-60.00%	10%
Allocated Return is: -30.00%
Calculated as: (-25% × 60%) + (-20% × 30%) + (-60% × 10%)
Return on the Notes: -10.00%

Information about the Reference Asset Components

The S&P 500® Index is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.
The EURO STOXX 50® Index is composed of 50 stocks from the Eurozone portion of the STOXX Europe 600 Supersector indices.
iShares® MSCI Emerging Markets ETF tracks the performance of an index composed of emerging market stocks that can predominantly be classified as large and mid-cap.

The graphs above illustrate the daily performance of each Reference Asset Component from February 2, 2009 through February 4, 2019. Past performance is not necessarily an indication of future results. For further information on each Reference Asset Component, please see “Information Relating to the Reference Asset Components” beginning on page FWP-15, “The S&P 500® Index” and “The EURO STOXX 50® Index” in the accompanying Equity Index Underlying Supplement, and “The iShares® MSCI Emerging Markets ETF” in the accompanying ETF Underlying Supplement. We have derived all disclosure regarding the Reference Asset Components from publicly available information. Neither HSBC USA Inc. nor any of its affiliates have undertaken any independent review of, or made any due diligence inquiry with respect to, the publicly available information about the Reference Asset Components.

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HSBC USA Inc.
Performance Allocator Notes

Linked to a Basket consisting of:

S&P 500® Index│Russell 2000® Index│EURO STOXX 50® Index│iShares® MSCI Emerging Markets ETF

This free writing prospectus relates to a single offering of Performance Allocator Notes. The Notes will have the terms described in this free writing prospectus and the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should be willing to forgo interest and dividend payments during the term of the Notes and, if the Allocated Return is less than the Buffer Percentage, lose some or a significant portion (up to 80.00%) of your principal..

This free writing prospectus relates to an offering of Notes linked to the performance of an unequally weighted basket consisting of the S&P 500® Index, the EURO STOXX 50® Index, and the iShares® MSCI Emerging Markets ETF (together, the “Reference Asset”). The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. linked to the Reference Asset as described below. The following key terms relate to the offering of the Notes:

Issuer:	HSBC USA Inc.
Principal Amount:	$1,000 per Note
Reference Asset:	A basket consisting of the S&P 500® Index (Ticker: “SPX”), the EURO STOXX 50® Index (Ticker: “SX5E”), and the iShares® MSCI Emerging Markets ETF (Ticker: “EEM”) (each, a “Reference Asset Component” and together, the “Reference Asset Components”)
Trade Date:	February 15, 2019
Pricing Date:	February 15, 2019
Original Issue Date:	February 21, 2019
Final Valuation Date:	August 16, 2024,subject to adjustment as described under “Additional Terms of the Notes—Valuation Dates” in the accompanying Equity Index Underlying Supplement.
Maturity Date:	3 business days after the Final Valuation Date, which is expected to be August 21, 2024. The Maturity Date is subject to adjustment as described under “Additional Terms of the Notes—Coupon Payment Dates, Call Payment Dates and Maturity Date” in the accompanying Equity Index Underlying Supplement.
Payment at Maturity:	On the Maturity Date, for each Note, we will pay you the Final Settlement Value.
Final Settlement Value:

If the Allocated Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a) $1,000 + ($1,000 × Allocated Return × Upside Participation Rate*).

(b) $1,000 + ($1,000 × Maximum Cap).

*To be determined on the Pricing Date and will not be less than 105%.

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Allocated Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is below the Buffer Percentage. For example, if the Allocated Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Allocated Return is less than the Buffer Percentage, you will lose some or a significant portion (up to 80%) of your investment.

Upside Participation Rate:	At least 105% (1.05x) (to be determined on the Pricing Date)
Maximum Cap:	60.00%.
Buffer Percentage:	-20.00%

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Allocated Return:

Shall equal the weighted return of the Reference Asset Components, with the allocation of the Component Weightings determined as described below in “Component Weightings” and calculated as follows:

[(Best Component Return × 60%) +
(Second Best Component Return × 30%) +
(Lowest Component Return × 10%)]

Component Return:	The quotient, expressed as a percentage, calculated as follows: Final Component Value – Initial Component Value Initial Component Value
Initial Component Value:	With respect to each Reference Asset Component, its Official Closing Value (as defined below) on the Pricing Date, as determined by the calculation agent.
Final Component Value:	With respect to each Reference Asset Component, its Official Closing Value on the Final Valuation Date, as determined by the calculation agent.
Official Closing Value:	The Official Closing Price or Official Closing Level, as applicable, of the relevant Reference Asset Component.
Component Weightings:

On the Final Valuation Date, different weightings will be allocated to each Reference Asset Component based on their respective Component Returns:

• 60% for the Reference Asset Component with the highest Component Return (the “Best Component Return”),

• 30% for the Reference Asset Component with the next highest Component Return (the “Second Best Component Return”), and

• 10% for the Reference Asset Component with the Lowest Component Return (the “Lowest Component Return”). If two or more of the Reference Asset Components have equal returns, the calculation agent will determine the ranking (and the Allocated Return will not be adversely affected as a result of that determination).

This method of allocation ensures the Reference Asset Component with the greatest Component Return will have the greatest weighting and the Reference Asset Component with the Lowest Component Return will have the lowest weighting. Generally, this will result in a greater Allocated Return than if the Reference Asset were equally weighted between the Reference Asset Components. Despite this, the Best Component Return may not be positive or may not be large enough to counterbalance negative Component Returns from one or both of the other two Reference Asset Components. In such a case, the allocation of the weightings of the Reference Asset Components will not prevent you from losing all or some of your investment.

Form of Notes:	Book-Entry
Listing:	The Notes will not be listed on any U.S. securities exchange or quotation system.
Estimated Initial Value:	The Estimated Initial Value of the Notes will be less than the price you pay to purchase the Notes. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market, if any, at any time. The Estimated Initial Value will be calculated on the Pricing Date and will be set forth in the pricing supplement to which this free writing prospectus relates. See “Risk Factors — The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.”
CUSIP/ISIN:	40435UGD0/ US40435UGD00

The Trade Date, the Pricing Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the Notes.

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GENERAL

This free writing prospectus relates to an offering of Notes linked to the Reference Asset. The purchaser of a Note will acquire a senior unsecured debt security of HSBC USA Inc. We reserve the right to withdraw, cancel or modify this offering and to reject orders in whole or in part. Although the offering of Notes relates to the Reference Asset, you should not construe that fact as a recommendation as to the merits of acquiring an investment linked to the Reference Asset or any component security included in or held by any Reference Asset Component or as to the suitability of an investment in the Notes.

You should read this document together with the prospectus dated February 26, 2018, the prospectus supplement dated February 26, 2018 and the Equity Index Underlying Supplement dated February 26, 2018 and the ETF Underlying Supplement dated February 26, 2018. If the terms of the Notes offered hereby are inconsistent with those described in the accompanying prospectus, prospectus supplement, Equity Index Underlying Supplement or ETF Underlying Supplement, the terms described in this free writing prospectus shall control. You should carefully consider, among other things, the matters set forth in “Risk Factors” beginning on page FWP-8 of this free writing prospectus, page S-1 of the prospectus supplement, page S-1 of the Equity Index Underlying Supplement and page S-1 of the ETF Underlying Supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes. As used herein, references to the “Issuer”, “HSBC”, “we”, “us” and “our” are to HSBC USA Inc.

HSBC has filed a registration statement (including a prospectus, prospectus supplement and Equity Index Underlying Supplement) with the SEC for the offering to which this free writing prospectus relates. Before you invest, you should read the prospectus, prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, HSBC Securities (USA) Inc. or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement and Equity Index Underlying Supplement if you request them by calling toll-free 1-866-811-8049.

You may also obtain:

▶	The Equity Index Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010782/tv486722_424b2.htm

▶	The ETF Underlying Supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010788/tv486720_424b2.htm

▶	The prospectus supplement at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010762/tv486944_424b2.htm

▶	The prospectus at: https://www.sec.gov/Archives/edgar/data/83246/000114420418010720/tv487083_424b3.htm

We are using this free writing prospectus to solicit from you an offer to purchase the Notes. You may revoke your offer to purchase the Notes at any time prior to the time at which we accept your offer by notifying HSBC Securities (USA) Inc. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to their issuance. In the event of any material changes to the terms of the Notes, we will notify you.

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PAYMENT AT MATURITY

On the Maturity Date, for each Note you hold, we will pay you the Final Settlement Value, which is an amount in cash, as described below:

If the Allocated Return is greater than zero, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to the lesser of:

(a)       $1,000 + ($1,000 × Allocated Return × Upside Participation Rate).

(b)       $1,000 + ($1,000 × Maximum Cap).

If the Allocated Return is less than or equal to zero but greater than or equal to the Buffer Percentage, you will receive $1,000 per $1,000 Principal Amount (zero return).

If the Allocated Return is less than the Buffer Percentage, you will receive a cash payment on the Maturity Date, per $1,000 Principal Amount, equal to:

$1,000 + [$1,000 × (Allocated Return + 20%)].

Under these circumstances, you will lose 1% of the Principal Amount for each percentage point that the Allocated Return is below the Buffer Percentage. For example, if the Allocated Return is -30%, you will suffer a 10% loss and receive 90% of the Principal Amount, subject to the credit risk of HSBC. If the Allocated Return is less than the Buffer Percentage, you will lose up to 80% of your investment.

Interest

The Notes will not pay interest.

Calculation Agent

We or one of our affiliates will act as calculation agent with respect to the Notes.

Reference Sponsors and the Reference Issuer

With respect to the SPX, S&P Dow Jones Indices LLC, a division of S&P Global, is the reference sponsor. With respect to the SX5E, STOXX Limited is the reference sponsor. With respect to the EEM, iShares, Inc. is the reference issuer.

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INVESTOR SUITABILITY

The Notes may be suitable for you if:

▶	You seek an investment with a return linked to the Reference Asset and you believe that the Allocated Return will be positive.

▶	You believe that certain Reference Asset Components will outperform the other Reference Asset Components but are uncertain as to which Reference Asset Components will provide the best returns over the term of the Notes. Therefore, you prefer an investment that allocates predetermined weightings to each Component Return at maturity based upon which Component Return is the highest.

▶	You are willing to invest in the Notes based on the Maximum Cap of 60.00%, which may limit your return at maturity.

▶	You are willing to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is below the Buffer Percentage of -20.00%.

▶	You are willing to accept the risk and return profile of the Notes versus a conventional debt security with a comparable maturity issued by HSBC or another issuer with a similar credit rating.

▶	You are willing to forgo dividends or other distributions paid to holders of the stocks included in or held by the Reference Asset Components.

▶	You do not seek current income from your investment.

▶	You do not seek an investment for which there is an active secondary market.

▶	You are willing to hold the Notes to maturity.

▶	You are comfortable with the creditworthiness of HSBC, as Issuer of the Notes.

The Notes may not be suitable for you if:

▶	You believe that the Allocated Return will be negative or that the Allocated Return will not be sufficiently positive to provide you with your desired return.

▶	You have strong views regarding the anticipated returns of the Reference Asset Components and therefore prefer an investment with predetermined weightings that better maximize the Component Returns you anticipate.

▶	You are unwilling to invest in the Notes based on the Maximum Cap of 60.00%, which may limit your return at maturity.

▶	You are unwilling to make an investment that is exposed to the negative Allocated Return on a 1-to-1 basis for each percentage point that the Allocated Return is below the Buffer Percentage of -20.00%.

▶	You seek an investment that provides full return of principal.

▶	You prefer the lower risk, and therefore accept the potentially lower returns, of conventional debt securities with comparable maturities issued by HSBC or another issuer with a similar credit rating.

▶	You prefer to receive the dividends or other distributions paid on the stocks included in or held by the Reference Asset Components.

▶	You seek current income from your investment.

▶	You seek an investment for which there will be an active secondary market.

▶	You are unable or unwilling to hold the Notes to maturity.

▶	You are not willing or are unable to assume the credit risk associated with HSBC, as Issuer of the Notes.

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RISK FACTORS

We urge you to read the section “Risk Factors” beginning on page S-1 of the accompanying prospectus supplement, page S-1 of the accompanying Equity Index Underlying Supplement and page S-1 of the accompanying ETF Underlying Supplement. Investing in the Notes is not equivalent to investing directly in the Reference Asset or in any of the stocks included in or held by any Reference Asset Component. You should understand the risks of investing in the Notes and should reach an investment decision only after careful consideration, with your advisors, of the suitability of the Notes in light of your particular financial circumstances and the information set forth in this free writing prospectus and the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus.

In addition to the risks discussed below, you should review “Risk Factors” in the accompanying prospectus supplement, Equity Index Underlying Supplement and ETF Underlying Supplement including the explanation of risks relating to the Notes described in the following sections:

▶	“—Risks Relating to All Note Issuances” in the prospectus supplement;

▶	“—General Risks Related to Indices” in the Equity Index Underlying Supplement;

▶	“—General Risks Related to Index Funds” in the ETF Underlying Supplement;

▶	“—Securities Prices Generally Are Subject to Political, Economic, Financial and Social Factors that Apply to the Markets in which They Trade and, to a Lesser Extent, Foreign Markets” in the Equity Index Underlying Supplement and the ETF Underlying Supplement; and

▶	“—Time Differences Between the Domestic and Foreign Markets and New York City May Create Discrepancies in the Trading Level or Price of the Notes” in the Equity Index Underlying Supplement and the ETF Underlying Supplement.

You will be subject to significant risks not associated with conventional fixed-rate or floating-rate debt securities.

Your investment in the Notes may result in a loss.

For each Reference Asset Component in the Reference Asset, you will be exposed to any declines in the Final Component Value from the Initial Component Value. The amount of exposure to each Component Return will depend on such Reference Asset Component’s weighting, as determined by the calculation agent in accordance with “Component Weightings” above. These Component Returns and Component Weightings will determine the Allocated Return. Accordingly, if the Allocated Return is less than the Buffer Percentage, your Payment at Maturity will be less than the Principal Amount of your Notes. You will lose some or a significant portion (up to 80%) of your investment at maturity if the Allocated Return is less than the Buffer Percentage.

The appreciation on the Notes is limited by the Maximum Cap.

You will not participate in any appreciation in the level of the Reference Asset (as multiplied by the Upside Participation Rate) beyond the Maximum Cap of 60.00%. You will not receive a return on the Notes greater than the Maximum Cap.

Credit risk of HSBC USA Inc.

The Notes are senior unsecured debt obligations of the Issuer, HSBC, and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus supplement and prospectus, the Notes will rank on par with all of the other unsecured and unsubordinated debt obligations of HSBC, except such obligations as may be preferred by operation of law. Any payment to be made on the Notes, including any return of principal at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the Notes and, in the event HSBC were to default on its obligations, you may not receive the amounts owed to you under the terms of the Notes.

An investment in the Notes may underperform an investment in the securities included in the Reference Asset Components.

Any positive return on the Notes will be based upon the Allocated Return. The Allocated Return will not reflect any dividends paid on the securities included in or held by the Reference Asset Components. Accordingly, it is possible that an investment in the Notes will underperform a hypothetical investment in those securities.

You will not have any ownership interest in the stocks included in or held by the Reference Asset Components.

As a holder of the Notes, you will not have any ownership interest in the stocks included in or held by the Reference Asset Components, such as rights to vote, dividend payments or other distributions. Because the return on the Notes will not reflect any dividends on those stocks, the Notes may underperform an investment in the stocks included in or held by the Reference Asset Components.

The Notes will not bear interest.

As a holder of the Notes, you will not receive interest payments.

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The amount payable on the Notes is not linked to the value of the Reference Asset at any time other than the Final Valuation Date.

Changes in the value of the Reference Asset during the term of the Notes prior to the Final Valuation Date will not be reflected in the calculation of the Payment at Maturity. The calculation agent will calculate the Allocated Return by multiplying the Component Return for each Reference Asset Component by its respective Component Weighting, which will not be determined until the Final Valuation Date, and then taking the sum of the weighted Component Returns, as described above. The Component Returns and Component Weightings will be calculated only as of the Final Valuation Date. As a result, the Allocated Return may be less than zero even if the level of one or more of the Reference Asset Components had moved favorably at certain times during the term of the Notes before moving to an unfavorable level on the Final Valuation Date.

Changes in the values of the Reference Asset Components may offset each other.

Changes in the values of the Reference Asset Components may not correlate with each other. The value of one or more of the Reference Asset Components may increases, while the values of the other Reference Asset Components may not increase as much or may even decline. Therefore, in calculating the Allocated Return, increases in the level or price of one or more of the Reference Asset Components may be moderated, or wholly offset, by lesser increases or declines in the level or price of the other Reference Asset Components. This effect is further amplified by the differing weights of the Reference Asset Components. More heavily weighted Reference Asset Components will have a larger impact than Reference Asset Components with lesser weightings. Although the most heavily weighted Reference Asset Component will always be the best performing Reference Asset Component and the least heavily weighted Reference Asset Component will always be the worst performing Reference Asset Component, the Best Component Return may not be positive or may not be large enough to counterbalance the negative Component Returns from one or both of the other two Reference Asset Components. In such a case, the allocation of the weightings of the Reference Asset Components will not prevent you from losing all or some of your investment.

Changes that affect the Reference Asset Components will affect the market value of the Notes and the amount you will receive at maturity.

The policies of the reference sponsors or reference issuer concerning additions, deletions and substitutions of the constituents comprising the Reference Asset Components and the manner in which the reference sponsors or reference issuer take account of certain changes affecting those constituents may affect the values of the Reference Asset Components. The policies of the reference sponsors or reference issuer with respect to the calculation of the Reference Asset Components could also affect the values of the Reference Asset Components. The reference sponsors or reference issuer may discontinue or suspend calculation or dissemination of the Reference Asset Components. Any such actions could affect the value of and return on the Notes.

The Notes are not insured or guaranteed by any governmental agency of the United States or any other jurisdiction.

The Notes are not deposit liabilities or other obligations of a bank and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction. An investment in the Notes is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full Payment at Maturity of the Notes.

The Estimated Initial Value of the Notes, which will be determined by us on the Pricing Date, will be less than the price to public and may differ from the market value of the Notes in the secondary market, if any.

The Estimated Initial Value of the Notes will be calculated by us on the Pricing Date and will be less than the price to public. The Estimated Initial Value will reflect our internal funding rate, which is the borrowing rate we use to issue market-linked securities, as well as the mid-market value of the embedded derivatives in the Notes. This internal funding rate is typically lower than the rate we would use when we issue conventional fixed or floating rate debt securities. As a result of the difference between our internal funding rate and the rate we would use when we issue conventional fixed or floating rate debt securities, the Estimated Initial Value of the Notes may be lower if it were based on the prices at which our fixed or floating rate debt securities trade in the secondary market. In addition, if we were to use the rate we use for our conventional fixed or floating rate debt issuances, we would expect the economic terms of the Notes to be more favorable to you. We will determine the value of the embedded derivatives in the Notes by reference to our or our affiliates’ internal pricing models. These pricing models consider certain assumptions and variables, which can include volatility and interest rates. Different pricing models and assumptions could provide valuations for the Notes that are different from our Estimated Initial Value. These pricing models rely in part on certain forecasts about future events, which may prove to be incorrect. The Estimated Initial Value does not represent a minimum price at which we or any of our affiliates would be willing to purchase your Notes in the secondary market (if any exists) at any time.

The price of your Notes in the secondary market, if any, immediately after the Pricing Date will be less than the price to public.

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The price to public takes into account certain costs. These costs, which will be used or retained by us or one of our affiliates, include the underwriting discount, our affiliates’ projected hedging profits (which may or may not be realized) for assuming risks inherent in hedging our obligations under the Notes and the costs associated with structuring and hedging our obligations under the Notes. If you were to sell your Notes in the secondary market, if any, the price you would receive for your Notes may be less than the price you paid for them because secondary market prices will not take into account these costs. The price of your Notes in the secondary market, if any, at any time after issuance will vary based on many factors, including the value of the Reference Asset and changes in market conditions, and cannot be predicted with accuracy. The Notes are not designed to be short-term trading instruments, and you should, therefore, be able and willing to hold the Notes to maturity. Any sale of the Notes prior to maturity could result in a loss to you.

If we were to repurchase your Notes immediately after the Original Issue Date, the price you receive may be higher than the Estimated Initial Value of the Notes.

Assuming that all relevant factors remain constant after the Original Issue Date, the price at which HSBC Securities (USA) Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that may initially be used for customer account statements, if any, may exceed the Estimated Initial Value on the Pricing Date for a temporary period expected to be approximately 12 months after the Original Issue Date. This temporary price difference may exist because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes that we will no longer expect to incur over the term of the Notes. We will make such discretionary election and determine this temporary reimbursement period on the basis of a number of factors, including the tenor of the Notes and any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the Original Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

The Notes lack liquidity.

The Notes will not be listed on any securities exchange. HSBC Securities (USA) Inc. is not required to offer to purchase the Notes in the secondary market, if any exists. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which HSBC Securities (USA) Inc. is willing to buy the Notes.

Potential conflicts of interest may exist.

An affiliate of HSBC has a minority equity interest in the owner of an electronic platform, through which we may make available certain structured investments offering materials. HSBC and its affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes. We will not have any obligation to consider your interests as a holder of the Notes in taking any action that might affect the value of your Notes.

Risks associated with non-U.S. companies.

The values of the EEM and SX5E depend upon the stocks of non-U.S. companies, and thus involve risks associated with the home countries of those non-U.S. companies, some of which are and have been experiencing economic stress. The prices of these non-U.S. stocks may be affected by political, economic, financial and social factors in the home country of each applicable company, including changes in that country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could affect the value of the Notes. These foreign securities may have less liquidity and could be more volatile than many of the securities traded in U.S. or other securities markets. Direct or indirect government intervention to stabilize the relevant foreign securities markets, as well as cross shareholdings in foreign companies, may affect trading levels or prices and volumes in those markets. The other special risks associated with foreign securities may include, but are not limited to: less liquidity and smaller market capitalizations; less rigorous regulation of securities markets; different accounting and disclosure standards; governmental interference; currency fluctuations; higher inflation; and social, economic and political uncertainties. These factors may adversely affect the performance of the Reference Asset and, as a result, the value of the Notes.

Risks associated with emerging markets.

Because the EEM is a Reference Asset Component, an investment in the Notes will involve risks not generally associated with investments which have no emerging market component. In particular, many emerging nations are undergoing rapid change, involving the restructuring of economic, political, financial and legal systems. Regulatory and tax environments may be subject to change without review or appeal. Many emerging markets suffer from underdevelopment of capital markets and tax regulation. The risk of expropriation

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and nationalization remains a threat. Guarding against such risks is made more difficult by low levels of corporate disclosure and unreliability of economic and financial data.

The Notes will not be adjusted for changes in exchange rates.

Although the equity securities held by the EEM and the SX5E are traded in currencies other than U.S. dollars, and your Notes are denominated in U.S. dollars, the amount payable on your Notes at maturity, if any, will not be adjusted for changes in the exchange rates between the U.S. dollar and the currencies in which these non-U.S. equity securities are denominated. Changes in exchange rates, however, may also reflect changes in the applicable non-U.S. economies that in turn may affect the values of the EEM and the SX5E, and therefore your Notes. The amount we pay in respect of your Notes on the Maturity Date, if any, will be determined solely in accordance with the procedures described in this free writing prospectus.

Uncertain tax treatment.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” herein and the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

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ILLUSTRATIVE EXAMPLES

The following table and examples are provided for illustrative purposes only and are hypothetical. They do not purport to be representative of every possible scenario concerning Allocated Returns of the Reference Asset. We cannot predict the Final Component Values of the Reference Asset Components on the Final Valuation Date or the Allocated Return. The assumptions we have made in connection with the illustrations set forth below may not reflect actual events. You should not take this illustration or these examples as an indication or assurance of the expected performance of the Reference Asset or the return on the Notes. The Final Settlement Value may be less than the amount that you would have received from a conventional debt security with the same stated maturity, including those issued by HSBC. The numbers appearing in the table below and the following examples have been rounded for ease of analysis.

The table below illustrates the Final Settlement Value on a $1,000 investment in the Notes for a hypothetical range of the Allocated Return from -100% to +100%. The following results are based solely on the assumptions outlined below. The “Hypothetical Return on the Notes” as used below is the number, expressed as a percentage, that results from comparing the Final Settlement Value per $1,000 Principal Amount to $1,000. The potential returns described here assume that your Notes are held to maturity. You should consider carefully whether the Notes are suitable to your investment goals.

The Component Weighting for each Reference Asset Component will be determined on the Final Valuation Date; see the examples below for illustrations of how the Allocated Return will be calculated for the Notes.

▶	Principal Amount:	$1,000

▶	Hypothetical Upside Participation Rate: *	105%

▶	Maximum Cap:	60.00%

▶	Buffer Percentage:	-20.00%

*To be determined on the Pricing Date and will not be less than 105%.

Hypothetical Allocated Return	Hypothetical Final Settlement Value	Hypothetical Return on the Notes
100.00%	$1,600.00	60.00%
80.00%	$1,600.00	60.00%
60.00%	$1,600.00	60.00%
57.14%	$1,600.00	60.00%
30.00%	$1,315.00	31.50%
20.00%	$1,210.00	21.00%
15.00%	$1,157.50	15.75%
10.00%	$1,105.00	10.50%
5.00%	$1,052.50	5.25%
2.00%	$1,021.00	2.10%
1.00%	$1,010.50	1.05%
0.00%	$1,000.00	0.00%
-1.00%	$1,000.00	0.00%
-2.00%	$1,000.00	0.00%
-5.00%	$1,000.00	0.00%
-15.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-30.00%	$900.00	-10.00%
-40.00%	$800.00	-20.00%
-50.00%	$700.00	-30.00%
-60.00%	$600.00	-40.00%
-80.00%	$400.00	-60.00%
-100.00%	$200.00	-80.00%

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The following examples indicate how the Final Settlement Value would be calculated with respect to a hypothetical $1,000 investment in the Notes.

Example 1: All Component Returns are positive, and the Allocated Return multiplied by the Upside Participation Rate is subject to the Maximum Cap of 60.00%.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	40.00% (Lowest Component Return)	10%	1.00%
SX5E	70.00% (Best Component Return)	60%	30.00%
EEM	60.00% (Second Best Component Return):	30%	9.00%

	Allocated Return:		64.00%
	Final Settlement Value:		$1,600.00

Because the Component Return of the SX5E is the highest, it is weighted at 60%; because the Component Return of the EEM is second highest, it is weighted at 30%; and because the Component Return of the SPX is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be 65.50% (which is greater than the arithmetic average of all three Component Returns of 30%). However, the Allocated Return multiplied by the Upside Participation Rate exceeds the Maximum Cap:

[(70% × 60%) + (60% × 30%) + (40% × 10%)] × 105%) = 67.20%

= 67.20% > 60.00%

Because the Allocated Return is positive, and the Allocated Return multiplied by the Upside Participation Rate is greater than the Maximum Cap, the Final Settlement Value would be $1,600.00 per $1,000 Principal Amount, calculated as follows:

$1,000 + ($1,000 × Maximum Cap)

= $1,000 + ($1,000 × 60.00%)

= $1,600.00

Example 1 shows that you will receive the return of your principal investment plus a return equal to the Maximum Cap when the Allocated Return is positive and such Allocated Return multiplied by the hypothetical hypothetical Upside Participation Rate of 105% exceeds the Maximum Cap.

Example 2: Component Returns are mixed, and the Allocated Return is greater than zero.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-5.00% (Second Best Component Return)	30%	-1.50%
SX5E	-25.00% (Lowest Component Return)	10%	-2.50%
EEM	10.00% (Best Component Return):	60%	6.00%

	Allocated Return:		2.00%
	Final Settlement Value:		$1,021.00

Because the Component Return of the EEM is the highest, it is weighted at 60%; because the Component Return of the SPX is second highest, it is weighted at 30%; and because the Component Return of the SX5E is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be 2.00% (which is greater than the arithmetic average of all three Component Returns of -6.66%) and the Final Settlement Value would be $1,021.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + ($1,000 × Allocated Return) × Upside Participation Rate

= $1,000 + ($1,000 × [(10% × 60%) + (-5% × 30%) + (-25% × 10%)] × 105%

= $1,021.00

Example 2 shows that you will receive the return of your principal investment plus a return equal to the Allocated Return multiplied by the hypothetical Upside Participation Rate of 105% when the Allocated Return is positive and such Allocated Return multiplied by the Upside Participation Rate does not exceed the Maximum Cap.

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Example 3: Component Returns are mixed, and the Allocated Return is less than zero but greater than the Buffer Percentage.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-15.00% (Second Best Component Return)	30%	-4.50%
SX5E	-25.00% (Lowest Component Return)	10%	-2.50%
EEM	10.00% (Best Component Return):	60%	6.00%

	Allocated Return:		-1.00%
	Final Settlement Value:		$1,000.00

Because the Component Return of the EEM is the highest, it is weighted at 60%; because the Component Return of the SPX is second highest, it is weighted at 30%; and because the Component Return of the SX5E is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be -1.00% (which is greater than the arithmetic average of all three Component Returns of -10%) and the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount of Notes.

Example 3 shows that when the Allocated Return is less than zero but greater than the Buffer Percentage of -20.00%, the Final Settlement Value would be $1,000.00 per $1,000 Principal Amount (a zero return).

Example 4: All Component Returns are negative, and the Allocated Return is less than the Buffer Percentage.

Reference Asset Component	Component Return	Component Weighting	Allocated Return
SPX	-25.00% (Best Component Return)	60%	-15.00%
SX5E	-30.00% (Second Best Component Return)	30%	-9.00%
EEM	-60.00% (Lowest Component Return)	10%	-6.00%

	Allocated Return:		-30.00%
	Final Settlement Value:		$900.00

Because the Component Return of the SPX is the highest, it is weighted at 60%; because the Component Return of the SX5E is second highest, it is weighted at 30%; and because the Component Return of the EEM is the lowest, it is weighted at 10%. Therefore, the Allocated Return would be -30.00% (which is greater than the arithmetic average of all three Component Returns of -38.33%) and the Final Settlement Value would be $900.00 per $1,000 Principal Amount of Notes calculated as follows:

$1,000 + [$1,000 × Allocated Return + 20.00%)]

= $1,000 + [$1,000 × [(-25% × 60%) + (-30% × 30%) + (-60% × 10%)+ 20.00%]

= $900.00

Example 3 shows that you are exposed on a 1-to-1 basis if the Allocated Return is less than the Buffer Percentage of -20.00%. You will lose some or a significant portion (up to 80.00%) of your investment.

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INFORMATION RELATING TO THE REFERENCE ASSET COMPONENTS

Description of the SPX

The SPX is a capitalization-weighted index of 500 U.S. stocks. It is designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries.

The top 5 industry groups by market capitalization as of January 31, 2019 were: Information Technology, Health Care, Financials, Communication Services and Consumer Discretionary.

For more information about the SPX, see “The S&P 500® Index” beginning on page S-43 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SPX

The following graph sets forth the historical performance of the SPX based on the daily historical closing levels from February 2, 2009 through February 4, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SPX should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SPX on the Final Valuation Date.

Description of the SX5E

The SX5E is composed of 50 stocks from the Eurozone (Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain) portion of the STOXX Europe 600 Supersector indices. The STOXX Europe 600 Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries and are organized into the following 19 Supersectors: automobiles & parts; banks; basic resources; chemicals; construction & materials; financial services; food & beverage; health care; industrial goods & services; insurance; media; oil & gas; personal & household goods; real estate; retail; technology; telecommunications; travel & leisure and utilities.

For more information about the SX5E, see “The EURO STOXX 50® Index” beginning on page S-12 of the accompanying Equity Index Underlying Supplement.

Historical Performance of the SX5E

The following graph sets forth the historical performance of the SX5E based on the daily historical closing levels from February 2, 2009 through February 4, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical levels of the SX5E should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the SX5E on the Final Valuation Date.

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Description of the EEM

The EEM seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the MSCI Emerging Markets Index. The MSCI Emerging Markets Index is intended to measure the performance of equity markets in the global emerging markets. As of January 31, 2019, the MSCI Emerging Markets Index consisted of the following 24 component country indices: Brazil, Chile, China, Colombia, Czech Republic, Egypt, Greece, Hungary, India, Indonesia, Korea, Malaysia, Mexico, Pakistan, Peru, Philippines, Poland, Russia, Qatar, South Africa, Taiwan, Thailand, Turkey and United Arab Emirates.

For more information about the EEM, see “The iShares® MSCI Emerging Markets Index Fund” beginning on page S-26 of the accompanying ETF Underlying Supplement.

Historical Performance of the EEM

The following graph sets forth the historical performance of the EEM based on the daily historical closing levels from February 2, 2009 through February 4, 2019. We obtained the closing levels below from the Bloomberg Professional® service. We have not undertaken any independent review of, or made any due diligence inquiry with respect to, the information obtained from the Bloomberg Professional® service.

The historical prices of the EEM should not be taken as an indication of future performance, and no assurance can be given as to the Official Closing Value of the EEM on the Final Valuation Date.

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EVENTS OF DEFAULT AND ACCELERATION

If the Notes have become immediately due and payable following an Event of Default (as defined in the accompanying prospectus) with respect to the Notes, the calculation agent will determine the accelerated payment due and payable at maturity in the same general manner as described in “Payment at Maturity” in this free writing prospectus. In that case, the scheduled trading day immediately preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining each Component Return, and the accelerated maturity date will be three business days after the accelerated Final Valuation Date. If a Market Disruption Event exists with respect to a Reference Asset Component on that scheduled trading day, then the accelerated Final Valuation Date for that Reference Asset Component will be postponed for up to five scheduled trading days (in the same manner used for postponing the originally scheduled Final Valuation Date). The accelerated maturity date will also be postponed by an equal number of business days. For the avoidance of doubt, if no Market Disruption Event exists with respect to a Reference Asset Component on the scheduled trading day immediately preceding the date of acceleration, the determination of such Reference Asset Component’s Final Component Value will be made on such date, irrespective of the existence of a Market Disruption Event with respect to any other Reference Asset Component occurring on such date.

If the Notes have become immediately due and payable following an Event of Default, you will not be entitled to any additional payments with respect to the Notes. For more information, see “Description of Debt Notes — Senior Debt — Events of Default” in the accompanying prospectus.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

We have appointed HSBC Securities (USA) Inc., an affiliate of HSBC, as the agent for the sale of the Notes. Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc. will purchase the Notes from HSBC at the price to public less the underwriting discount set forth on the cover page of the pricing supplement to which this free writing prospectus relates, for distribution to other registered broker-dealers or will offer the Notes directly to investors. HSBC Securities (USA) Inc. proposes to offer the Notes at the price to public set forth on the cover page of this free writing prospectus. HSBC USA Inc. or one of our affiliates may pay varying underwriting discounts of up to 2.75% and referral fees of up to 0.25% per $1,000 Principal Amount in connection with the distribution of the Notes to other registered broker-dealers. In no case will the sum of the underwriting discounts and referral fees exceed 2.75% per $1,000 Principal Amount.

An affiliate of HSBC has paid or may pay in the future an amount to broker-dealers in connection with the costs of the continuing implementation of systems to support the Notes.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use the pricing supplement to which this free writing prospectus relates in market-making transactions after the initial sale of the Notes, but is under no obligation to make a market in the Notes and may discontinue any market-making activities at any time without notice.

We expect that delivery of the Notes will be made against payment for the Notes on or about the Original Issue Date set forth on the inside cover of this document, which is more than two business days following the Trade Date. Under Rule 15c6-1 under the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes more than two business days prior to the Original Issue Date will be required to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement, and should consult their own advisors.

See “Supplemental Plan of Distribution (Conflicts of Interest)” on page S-61 in the prospectus supplement.

U.S. FEDERAL INCOME TAX CONSIDERATIONS

There is no direct legal authority as to the proper tax treatment of the Notes, and therefore significant aspects of the tax treatment of the Notes are uncertain as to both the timing and character of any inclusion in income in respect of the Notes. Under one approach, a Note should be treated as a pre-paid executory contract with respect to the Reference Asset Components. We intend to treat the Notes consistent with this approach. Pursuant to the terms of the Notes, you agree to treat the Notes under this approach for all U.S. federal income tax purposes. Subject to the limitations described therein, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Mayer Brown LLP, it is reasonable to treat a Note as a pre-paid executory contract with respect to the Reference Asset Components. Pursuant to this approach and subject to the discussion below regarding “constructive ownership transactions,” we do not intend to report any income or gain with respect to the Notes prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the Note for more than one year at such time for U.S. federal income tax purposes.

Despite the foregoing, U.S. holders (as defined under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement) should be aware that the Internal Revenue Code of 1986, as amended (the “Code”), contains a provision, Section 1260 of the Code, which sets forth rules which are applicable to what it refers to as “constructive ownership transactions.” Due to the manner in which it is drafted, the precise applicability of Section 1260 of the Code to any particular transaction is often uncertain. In general, a

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“constructive ownership transaction” includes a contract under which an investor will receive payment equal to or credit for the future value of any equity interest in a regulated investment company (such as shares of the EEM (the “Underlying Shares”)). Under the “constructive ownership” rules, if an investment in the Notes is treated as a “constructive ownership transaction,” any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income to the extent such gain exceeds the amount of “net underlying long-term capital gain” (as defined in Section 1260 of the Code) (the “Excess Gain”). In addition, an interest charge will also apply to any deemed underpayment of tax in respect of any Excess Gain to the extent such gain would have resulted in gross income inclusion for the U.S. holder in taxable years prior to the taxable year of the sale, exchange or maturity of the Note (assuming such income accrued at a constant rate equal to the applicable federal rate as of the date of sale, exchange or maturity of the Note). Furthermore, unless otherwise established by clear and convincing evidence, the “net underlying long-term capital gain” is treated as zero.

Although the matter is not clear, there exists a risk that an investment in the Notes will be treated as a “constructive ownership transaction.” If such treatment applies, it is not entirely clear to what extent any long-term capital gain recognized by a U.S. holder in respect of a Note will be recharacterized as ordinary income. It is possible, for example, that the amount of the Excess Gain (if any) that would be recharacterized as ordinary income in respect of each Note will equal the excess of (i) any long-term capital gain recognized by the U.S. holder in respect of such a Note and attributable to the Underlying Shares over (ii) the “net underlying long-term capital gain” such U.S. holder would have had if such U.S. holder had acquired a number of the Underlying Shares at fair market value on the original issue date of such Note for an amount equal to the “issue price” of the Note allocable to the Underlying Shares and, upon the date of sale, exchange or maturity of the Notes, sold such Underlying Shares at fair market value (which would reflect the percentage increase in the value of the Underlying Shares over the term of the Notes). Accordingly, it is possible that all or a portion of any gain on the sale or settlement of a Note after one year could be treated as “Excess Gain” from a “constructive ownership transaction,” which gain would be recharacterized as ordinary income, and subject to an interest charge. U.S. holders should consult their tax advisors regarding the potential application of the “constructive ownership” rules.

We will not attempt to ascertain whether a Reference Asset Component or any of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, would be treated as a passive foreign investment company (“PFIC”) or United States real property holding corporation (“USRPHC”), both as defined for U.S. federal income tax purposes. If a Reference Asset Component or one or more of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, were so treated, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the Reference Asset Components and the entities whose stock is included in, or owned by the Reference Asset Components, as the case may be, and consult your tax advisor regarding the possible consequences to you if a Reference Asset Component or one or more of the entities whose stock is included in, or owned by, a Reference Asset Component, as the case may be, is or becomes a PFIC or a USRPHC.

Under current law, while the matter is not entirely clear, individual non-U.S. holders, and entities whose property is potentially includible in those individuals’ gross estates for U.S. federal estate tax purposes (for example, a trust funded by such an individual and with respect to which the individual has retained certain interests or powers), should note that, absent an applicable treaty benefit, the Notes are likely to be treated as U.S. situs property, subject to U.S. federal estate tax. These individuals and entities should consult their own tax advisors regarding the U.S. federal estate tax consequences of investing in the Notes.

A “dividend equivalent” payment is treated as a dividend from sources within the United States and such payments generally would be subject to a 30% U.S. withholding tax if paid to a non-U.S. holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. However, Internal Revenue Service guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2021. Based on the Issuer’s determination that the Notes are not “delta-one” instruments, non-U.S. holders should not be subject to withholding on dividend equivalent payments, if any, under the Notes. However, it is possible that the Notes could be treated as deemed reissued for U.S. federal income tax purposes upon the occurrence of certain events affecting a Reference Asset Component or the Notes, and following such occurrence the Notes could be treated as subject to withholding on dividend equivalent payments. Non-U.S. holders that enter, or have entered, into other transactions in respect of a Reference Asset Component or the Notes should consult their tax advisors as to the application of the dividend equivalent withholding tax in the context of the Notes and their other transactions. If any payments are treated as dividend equivalents subject to withholding, we (or the applicable paying agent) would be entitled to withhold taxes without being required to pay any additional amounts with respect to amounts so withheld.

For a discussion of the U.S. federal income tax consequences of your investment in a Note, please see the discussion under “U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement.

PROSPECTIVE PURCHASERS OF NOTES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF NOTES

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TABLE OF CONTENTS

Free Writing Prospectus

You should only rely on the information contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. We have not authorized anyone to provide you with information or to make any representation to you that is not contained in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus. If anyone provides you with different or inconsistent information, you should not rely on it. This free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus are not an offer to sell these Notes, and these documents are not soliciting an offer to buy these Notes, in any jurisdiction where the offer or sale is not permitted. You should not, under any circumstances, assume that the information in this free writing prospectus, the accompanying Equity Index Underlying Supplement, prospectus supplement and prospectus is correct on any date after their respective dates.

HSBC USA Inc.

$          Allocator Notes Linked to a Basket Consisting of the S&P 500® Index, EURO STOXX 50® Index and the iShares® MSCI Emerging Markets ETF

February 11, 2019

General	FWP-6
Payment at Maturity	FWP-7
Investor Suitability	FWP-8
Risk Factors	FWP-9
Illustrative Examples	FWP-10
Information Relating to the Reference Asset Components	FWP-16
Events of Default and Acceleration	FWP-18
Supplemental Plan of Distribution (Conflicts of Interest)	FWP-18
U.S. Federal Income Tax Considerations	FWP-18

Equity Index Underlying Supplement
Disclaimer	ii
Risk Factors	S-1
The DAX® Index	S-8
The Dow Jones Industrial AverageSM	S-10
The EURO STOXX 50® Index	S-12
The FTSETM 100 Index	S-14
The Hang Seng® Index	S-15
The Hang Seng China Enterprises Index®	S-17
The KOSPI 200 Index	S-20
The MSCI Indices	S-23
The NASDAQ-100 Index®	S-27
The Nikkei 225 Index	S-31
The PHLX Housing SectorSM Index	S-33
The Russell 2000® Index	S-37
The S&P 100® Index	S-40
The S&P 500® Index	S-43
The S&P 500® Low Volatility Index	S-46
The S&P BRIC 40 Index	S-49
The S&P MidCap 400® Index	S-51
The TOPIX® Index	S-54
Additional Terms of the Notes	S-56

ETF Underlying Supplement
Risk Factors	S-1
Reference Sponsors and Index Funds	S-9
The Energy Select Sector SPDR® Fund	S-10
The Financial Select Sector SPDR® Fund	S-12
The Health Care Select Sector SPDR® Fund	S-14
The iShares® China Large-Cap ETF	S-16
The iShares® Latin America 40 ETF	S-19
The iShares® MSCI Brazil Capped ETF	S-21
The iShares® MSCI EAFE ETF	S-24
The iShares® MSCI Emerging Markets ETF	S-26
The iShares® MSCI Mexico Capped ETF	S-28
The iShares® Transportation Average ETF	S-30
The iShares® U.S. Real Estate ETF	S-31
The Market Vectors® Gold Miners ETF	S-32
The Powershares QQQ TrustSM, Series 1	S-34
The SPDR® Dow Jones Industrial AverageSM ETF Trust	S-37
The SPDR® S&P 500® ETF Trust	S-39
The Vanguard® FTSE Emerging Markets ETF	S-41
The WisdomTree® Japan Hedged Equity Fund	S-44
Additional Terms of the Notes	S-47

Prospectus Supplement
Risk Factors	S-1
Pricing Supplement	S-10
Description of Notes	S-12
Use of Proceeds and Hedging	S-36
Certain ERISA Considerations	S-37
U.S. Federal Income Tax Considerations	S-39
Supplemental Plan of Distribution (Conflicts of Interest)	S-61

Prospectus
About this Prospectus	1
Risk Factors	2
Where You Can Find More Information	3
Special Note Regarding Forward-Looking Statements	4
HSBC USA Inc.	7
Use of Proceeds	8
Description of Debt Securities	9
Description of Preferred Stock	20
Description of Warrants	25
Description of Purchase Contracts	30
Description of Units	33
Book-Entry Procedures	36
Limitations on Issuances in Bearer Form	40
U.S. Federal Income Tax Considerations Relating to Debt Securities	41
Plan of Distribution (Conflicts of Interest)	49
Notice to Canadian Investors	52
Notice to EEA Investors	53
Notice to UK Investors	54
UK Financial Promotion	54
Certain ERISA Matters	55
Legal Opinions	57
Experts	58